BlackRock MuniHoldings New Jersey Quality Fund, Inc.
File No. 811-08621
Item No. 77M (Mergers) -- Attachment

During the six month period ending July 31, 2015, BlackRock MuniHoldings New Jersey Quality Fund, Inc. (the “Registrant” or “MUJ”) acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock MuniYield New Jersey Quality Fund, Inc. (“MJI”) (File No.  811-07138) (the “Reorganization”).

The Board of Directors of the Registrant and MJI unanimously approved the Reorganization and the proposals to effectuate such Reorganization, including an Agreement and Plan of Reorganization and the issuance of additional common shares (the “Common Shares”) and Series W-7 Variable Rate Demand Preferred Share (“VRDP Shares”) of the Registrant.

The holders of Common Shares (the “Common Shareholders”) and the holders of VRDP Shares (the “VRDP Holders”) of MJI approved, as a single class, a proposal to approve an Agreement and Plan of Reorganization between MJI and the Registrant (the “Agreement”) pursuant to which (i) the Registrant will acquire substantially all of MJI’s assets and assume substantially all of MJI’s liabilities in exchange solely for newly issued Common Shares and VRDP Shares of the Registrant and (ii) MJI will terminate its registration under the Investment Company Act of 1940 (the “1940 Act”) and liquidate, dissolve and terminate in accordance with its charter and Maryland law.

The VRDP Holders of MJI approved, as a separate class, a proposal to approve the Agreement and the transactions contemplated therein, including the termination of MJI’s registration under the 1940 Act and the dissolution of MJI in accordance with its charter and Maryland law.

The VRDP Holders of the Registrant approved, as a separate class, a proposal to approve the Agreement and the transactions contemplated therein, including the issuance of additional VRDP Shares of the Registrant.

The Common Shareholders and the VRDP Holders of the Registrant approved, as a single class, a proposal to approve the issuance of additional Common Shares of the Registrant in connection with the Agreement.

On December 11, 2014, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-200861) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the Common Shareholders of MJI and the approval of the issuance of additional Common Shares by the Common Shareholders and VRDP Holders of the Registrant.  Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on January 21, 2015 followed by a filing on Form 497 on January 23, 2015.  The N-14 Registration Statement as so amended was declared effective by the Securities and Exchange Commission on January 22, 2015.  The post-effective Amendment No. 1 to the N-14 Registration Statement was filed on April 13, 2015.

On December 11, 2014, in connection with the Reorganization, the Registrant and MJI filed a Preliminary Proxy Statement  (the “Preferred Share Proxy Statement”).  The Preferred Share Proxy Statement contained the proxy materials soliciting the approval of the Reorganization by the VRDP Holders of MJI and the approval of the issuance  of additional VRDP Shares of the Registrant by the VRDP Holders of the Registrant.  The Definitive Proxy Statement was filed on January 23, 2015.

MJI dissolved and terminated its existence in the State of Maryland on April 13, 2015.

MJI filed an application for deregistration under the 1940 Act on Form N-8F on July 9, 2015 and the Securities and Exchange Commission declared that MJI has ceased to be an investment company on August 26, 2015.

In the Reorganization, the Registrant acquired substantially all of the assets and liabilities of MJI, pursuant to the Agreement, in a tax-free transaction in exchange for an equal aggregate value of newly-issued Common Shares and VRDP Shares of the Registrant.

Common Shareholders of MJI received an amount of MUJ Common Shares equal to the aggregate net asset value of their holdings of MJI Common Shares as determined at the close of business on April 10, 2015.

VRDP Holders of MJI received one share of MUJ VRDP Shares in exchange for one share of MJI VRDP Shares.  The aggregate liquidation preference of MUJ VRDP Shares received by such VRDP Holders of MJI was equal to the aggregate liquidation preference of MJI VRDP Shares that were exchanged.

Fractional shares of the Registrant were not issued in the Reorganization and consequently cash was distributed for any such fractional amounts.

The Reorganization was  accomplished by a tax-free exchange of shares of MUJ in the following amounts and at the following conversion ratios:

Target Fund Shares	Shares Prior to Reorganization	Conversion Ratio	Shares of MUJ
MJI Common Shares	8,895,127	0.99469981	8,847,944
MJI VRDP Shares	644	1	644

663877.02-BOSSR01A - MSW